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                                                                 EXHIBIT 10.42

                              [COMPANY LETTERHEAD]

September 28, 2000



James Griffin
14170 Squirrel Hollow Lane
Saratoga, CA 95070

RE:     ADDITIONAL EMPLOYMENT TERMS

Dear James:

This letter will clarify the terms of your employment with FVC.COM, INC. as Executive Vice President, Product Operations, effective October 2, 2000.

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two (2) weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company. The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two-week notice period. The at-will nature of your employment relationship may not be modified except by a written agreement between you and the Chief Executive Officer of the Company.

Notwithstanding the above, if the Company terminates your employment without Cause, then upon your furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as EXHIBIT A), you shall be entitled to receive: (i) severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for a period of six (6) months; (ii) bonus continuation payments totaling your pro-rata share of the Target Bonus in effect on the date of termination, paid on a monthly basis for six (6) months after the date of termination; and (iii) your medical benefits paid for by the Company, assuming that you are eligible for COBRA upon termination, until the earlier of either (a) six (6) months after the date of termination, or (b) the date that you become eligible to receive medical benefits with another company or business entity. If your employment is terminated for Cause, or you voluntarily terminate your employment from the Company, all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this letter agreement, "Cause" shall mean (i) gross negligence or willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony,
(iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the officer of the Company to whom you report if such non-performance is not cured by you within thirty (30) days after you receive written notice from the Company.

In the event that you are entitled to the benefits under the Company's Executive Officer's Change of Control Plan, you will not be entitled to any of the benefits or payments under this letter agreement.

This letter does not change the terms of your employment as set forth in the Offer Letter executed by you on September 15, 2000 in any way other than as set forth above.

This letter agreement, together with your September 15, 2000 Offer Letter and Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of the terms of your employment with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this Agreement, and return it to me on or before October 2, 2000 if you wish to accept employment with the Company under the terms described above.

We look forward to a productive and enjoyable work relationship.

Sincerely,


/s/ Ralph Ungermann
-----------------------------
Ralph Ungermann

Chief Executive Officer and Chairman of the Board of Directors



Accepted:


/s/ James Griffin
-----------------------------
James Griffin


Date: October 2, 2000
-----------------------------

Attachment:    Exhibit A:    Waiver and Release


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                                    EXHIBIT A

                      FORM OF RELEASE AND WAIVER OF CLAIMS

        In consideration of the payments and other benefits set forth in SECTION __ of the Employment Agreement dated ___________, to which this form is attached, I, JAMES GRIFFIN, hereby furnish FVC.COM, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

        I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment Termination Date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation. The only claims excepted from this Release are the following claims: a) any claims I may have for benefits under the workers' compensation and unemployment insurance laws; b) my legal right to continue medical coverage under COBRA; c) my right to vested benefits under the Company `s 401(k) retirement plan; and d) my right to vested stock in the Company.

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:                                      By:
     -------------------                      ------------------------------
                                                 JAMES GRIFFIN


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September 14, 2000

Jim Griffin
14170 Squirrel Hollow Lane

Saratoga, CA 95070

Dear Jim:

FVC.COM (the "Company) is pleased to offer you a position as Executive Vice President, Product Operations on the following terms and conditions. You will report to Ralph Ungermann, President and CEO. Your start date will be as soon as possible but no later than October 1, 2000.

Your annual base salary will be $220,000 per year, less payroll deductions and withholdings, payable semi-monthly. You will also receive $80,000 annual variable pay (based on achievement of Company target goals and MBOs related to your specific job function), less payroll deductions and withholdings, payable quarterly, equaling a total target salary of $300,000 per year.

You will have the option to purchase 250,000 shares of Common Stock pursuant to the terms and conditions of the Company's stock option plan. The purchase price per share will be the fair market value of the stock on the date of grant, as determined by the Company's Board of Directors.

As an employee of FVC.COM, you will receive the customary benefits provided to our employees, consistent with our standard plans. The Company may modify compensation and benefits from time to time, as it deems necessary. Benefits, payroll and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is an employer services bureau contracted by the Company to perform selected employer responsibilities on our behalf including the administration of payroll, benefits and other administrative functions. The Company may change or terminate the TriNet relationship at any time with or without notice.

You will be given an Employee Handbook and other information concerning standard policies and benefits, The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the Employee Handbook or otherwise communicated to you in whole or part, from time to time, as it deems necessary. The Company may also change your position, duties, and work location from time to time, as it deems necessary,

As a member of our team, you will be informed periodically of the Company's policies and procedures for employees. As an FVC.COM employee, you will be expected to abide by Company rules and regulations, and sign and comply with the Company's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of FVC.COM's proprietary information.

To ensure rapid and economical resolution of any disputes which may arise under this employment agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever, with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement, arising from or regarding the interpretation, performance, enforcement, or breach of this employment agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) under. the then-existing rules of Judicial Arbitration and Mediation Services ("JAMS").

        The terms of this letter constitute our entire agreement regarding the terms of your employment, including the Proprietary Information and Inventions Agreement, and supersede any other agreements or promises made to you by anyone, whether oral or written, and can only be modified in a writing signed by an officer of the Company. This offer is contingent uponm receiving at least three names of references and satisfactory responses from those references.

        As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. Your employment with FVC.COM is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a written agreement signed by the President of the Company.

If you choose to accept offer under the terms described above, please sign below and return this letter to Human Resources - Attn.: Myra Mauricio by September 22, 2000.

We at FVC.COM look forward to having you as a member of our team. We believe that the success of FVC will depend, above all else, on the quality and teamwork of its people. We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

FVC.COM

By: /s/ Ralph Ungermann
   ---------------------------
        Ralph Ungermann
        President and CEO

                                           ACCEPTED BY: /s/ Jim Griffin
                                                       ------------------------
                                                           Jim Griffin

                                                  DATE: September 15, 2000
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